Exhibit 10.11

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CONTRACT MANUFACTURING AGREEMENT

This CONTRACT MANUFACTURING AGREEMENT (this “Agreement”) is made and entered into this 5th day of March, 2003 (the “Effective Date”), by and between BOSTON SCIENTIFIC CORPORATION (“BSC”) a Delaware corporation, and OSIRIS ACQUISITION II, INC. (“Osiris”), a Delaware corporation (each a “Party,” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties are parties to that certain Investment Agreement of even date herewith (the “Investment Agreement”), that certain Development Agreement of even date herewith (the “Development Agreement”), that certain License Agreement of even date herewith (the “License Agreement”), that certain Loan Agreement of even date herewith and that certain Investor Rights Agreement of even date herewith (collectively, the “Transaction Documents”); and

WHEREAS, pursuant to the transactions contemplated by the Transaction Documents, the Parties agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01               General.  As used herein, the following terms shall have the following meanings:

“AE” shall mean, with respect to use of any Product, any adverse event (within the meaning of applicable FDA regulations, and including, without limitation, any unfavorable and unintended sign (including, without limitation, an abnormal laboratory finding), exacerbation of a pre-existing condition, intercurrent illness, drug interaction, significant worsening of a disease under investigation or treatment, significant failure of expected pharmacological or biological action, or symptom or disease temporally associated with the use of such Product, whether or not considered to be related to such Product), which event is associated with the use of such Product (i) in clinical investigation; or (ii) by a patient once such Product has been approved, whether or not such event is considered to be drug-related.  AE(s) shall include such events (i) occurring in the course of the use of such Product in professional practice; (ii) occurring from drug overdose whether accidental or intentional; (iii) occurring from drug abuse; (iv) occurring from drag withdrawal; and (v) any significant and consistent failure of expected pharmacological action.  Notwithstanding the foregoing, AEs shall include any

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experience required to be reported to a relevant authority in any such country.  For purposes of clarity, the term AE(s) as used in this Agreement includes SAE(s).

“ASP” shall have the meaning set forth in Exhibit A.

“Act” means the United States Food, Drug and Cosmetic Act and similar Laws in foreign jurisdictions, all as may be amended from time to time.

“Action” means any claim, lawsuit or other action.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

“Approvals” means authorizations granted to a sponsor firm from a Regulatory Authority, including BLA approvals, to distribute, for either investigational or commercial purposes, a medical product.

“Back-Up Facility” shall have the meaning set forth in Section 4.04.

“Bankruptcy Code” has the meaning set forth in Section 9.13.

“BLA” means a Biologies License Application filed with the FDA in respect of a Product in order to manufacture, market, sell or use the Product in the United States.

“BSC Indemnitee” means BSC, its Affiliates, and each of their respective directors, officers, employees and agents.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Change of Control” shall have the meaning set forth in the License Agreement.

“Commercialize” shall have the meaning set forth in the License Agreement.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), irrespective of the manner in which the Disclosing Party disclosed such information, in furtherance of this Agreement, including, but not limited to, substances, formulations, techniques, methodology, equipment, data, reports, correspondence, know-how, manufacturing documentation and sources of supply, as well as the existence of this Agreement.

“FDA” means the United States Food and Drug Administration.

“Final Product” means, with respect to any Product and country, the version of the relevant Product that is approved for marketing, distribution or sale in the relevant country.

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“Force Majeure” shall have the meaning set forth in Section 9.15.

“Intellectual Property” shall have the meaning set forth in the License Agreement.

“JSC” shall have the meaning set forth in the Development Agreement.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Licensed Technology” shall have the meaning set forth in the License Agreement.

“Losses” means any losses, liabilities, awards, interest, judgments, penalties, expenses (including, without limitation, reasonable attorneys’ fees and expenses), costs or damages.

“MSC” means mesenchymal stem cells as described in Exhibit B.

“MSC Products” shall have the meaning set forth in the License Agreement.

“Net Sales” shall mean gross revenues from the sale by BSC or its Affiliates of Final Products to Third Parties, less (i) trade and/or quantity discounts actually allowed, (ii) sales, value added or other excise taxes and import duties of a similar nature paid and invoiced to customers, and (iii) amounts repaid or credited by reason of purchase chargebacks or rebates.

“Osiris Indemnitee” means Osiris, its Affiliates, and each of their respective directors, officers, employees and agents.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (including, without limitation, any “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934).

“Product Forecast” shall have the meaning set forth in Section 4.01.

“Products” shall have the meaning set forth in the License Agreement.

“Product Specifications” shall have the meaning set forth in the Development Agreement.

“Purchase Order” shall have the meaning set forth in Section 4.02.

“PSURs” means periodic safety update reports.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity.

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For purposes of clarity, the term “Regulatory Authority” as used in this Agreement includes the FDA.

“Regulatory Filings” means, for any country, the regulatory documents filed with a Regulatory Authority necessary or helpful for obtaining all Approvals required for the importation, exportation, promotion, pricing, marketing or sale of the Products in such country.

“SAE(s)” (Serious Adverse Event(s)) shall mean (with respect to any Product) reference to any adverse experience (within the meaning of the then current versions of ICH E6; Good Clinical Practice: Consolidated guideline, CPMP/ICH/135/95 and ICH E2A: Clinical Safety Data Management: Definitions and Standards for Expedited Reporting CPMP/ICH/377/95), occurring during clinical trials of the drug or thereafter, in connection with the administration of such Product to a patient at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect.  Important medical events that may not result in death, be life-threatening or require hospitalization may be considered an adverse experience for purposes of the foregoing sentence when, based upon appropriate medical judgment, they may jeopardize the’ patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

“Shared Damages” shall have the meaning set forth in Section 6.06.

“Subsequent Products” shall have the meaning set forth in the License Agreement.

“Term” shall have the meaning set forth in Section 8.01.

“Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Third Party Manufacturer” shall have the meaning set forth in Section 4.04.

“TPM” shall have the meaning set forth in Section 4.04.

“Transfer Price” means the price BSC pays Osiris for the Final Products as set forth in Exhibit A.

ARTICLE II
GRANT OF RIGHTS

SECTION 2.01               License.  Subject to the terms and conditions of this Agreement, BSC hereby grants Osiris, for the sole purpose of performing its duties and fulfilling its obligations under this Agreement, a worldwide, exclusive (subject to BSC retained rights described below) license under the Licensed Technology to (i) make, have made and use MSC Products and (ii) sell MSC Products to BSC.  The foregoing license grant is nonsublicensable; provided, however, Osiris may sublicense to Osiris’ Affiliates and Third Party contract manufacturers solely for the

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purpose of fulfilling its obligations under this Agreement.  The exclusivity of the foregoing license is subject in all respects to BSC’s retained right to (a) make, have made, use and sell MSC Products subject to the terms and conditions of this Agreement and (b) grant sublicenses to BSC’s Affiliates and Third Party contract manufacturers to make, have made, use and sell MSC Products subject to the terms and conditions of this Agreement.  For the avoidance of doubt, Osiris may not manufacture or sell MSC Products except as expressly set forth in this Agreement.

SECTION 2.02               Payment Currency.  Unless otherwise specified in this Agreement, all references to money payments, currency, monetary values and dollars or U.S. dollars mean United States dollars, and all payments hereunder shall be made in United States dollars.

ARTICLE III
REGULATORY

SECTION 3.01               Product Incidents.  Each Party shall promptly inform the other of any material safety or health incidents related to any Product, Final Product, or MSC, including the use, manufacture, labeling or packaging of any of the foregoing.  During the Term, each Party shall promptly inform the other upon becoming aware of any unusual or unexpected reactions or events, malfunctions, safety or efficacy of or attributable to any Product, Final Product or MSC and/or any Regulatory Authority action related thereto.

SECTION 3.02               Reporting Obligations.

(a)           Exchange of Drug Safety Information.  Each Party shall promptly inform the other Party of any AEs of which such first Party, or any of its Affiliates becomes aware.  BSC shall record, investigate, summarize and review any AEs.  Each Party shall, and shall require that its Affiliates, (i) adhere to all requirements of applicable Laws which relate to the reporting and investigation of AEs, and (ii) keep the other Party informed of such experiences.

(b)           Reporting of Adverse Events and Serious Adverse Events.  In order that each Party may be fully informed, BSC shall notify Osiris in accordance with this section of all AEs anywhere in the world in accordance with the timelines established by BSC from time to time (and reasonably acceptable to Osiris) and, together with such notification, shall provide a summary of each such AE.  Notwithstanding the foregoing, BSC shall report all SAEs to Osiris within such shorter time frame as may be necessary as to allow Osiris sufficient time to evaluate, process and comply with worldwide regulatory reporting relating to each Product as required by Law.

(c)           PSURs and Safety Requests from Health Authorities.  Each Party shall use the ICH-E2C format as standard for the compilation of PSURs for which it is responsible under Law, or as determined by the JSC in accordance with Law.  A Party preparing a PSUR for which it is responsible pursuant to the foregoing sentence shall provide the other Party with copies of any such PSUR at the time of its submission or such earlier time as the JSC may agree.  During the preparation of the PSUR, if significant safety issues arise, the JSC shall discuss and address such issues.  The agreed reporting intervals for PSURs shall be every six (6) months for the first

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two (2) years following the first BLA approval, and thereafter at least annually, unless applicable Laws governing PSURs require more frequent or different reporting and unless otherwise agreed by the JSC.

(d)           Exchange of Drug Safety Requests.  The Parties shall immediately provide each other with copies of all drug safety requests from all governmental and other Regulatory Authorities.  Proposed answers affecting a Product will be exchanged between the Parties before submission and the Parties shall cooperate with respect to such answers; provided, however, that Osiris shall have ultimate decision-making authority with respect to answers relating to a Product, unless Law require otherwise.  The Parties shall exchange decisions received from applicable Regulatory Authorities reasonably promptly after a Party receives notice of such decision.

(e)           Regulatory Actions.  Each Party shall advise the other Party of any regulatory action of which it is aware, which would affect any Product in any country.

(f)            Safety Data Base; Medical Inquiries.  BSC shall be responsible for:

(i)                                     the creation of a master safety database which shall include any AE relating to any Product occurring anywhere; and

(ii)                                  responding to all medical inquiries.

BSC shall carry out the responsibility referred to it by the JSC in connection with such safety data-base or medical inquiries.  BSC shall give Osiris access to such safety database and shall keep Osiris informed of such medical inquiries.  Osiris shall deliver copies of any and all reports and responses submitted by or on behalf of Osiris to any Regulatory Authority in respect of any Product, to BSC.

(g)           Events Affecting Integrity or Reputation.  The Parties shall notify each other immediately of any circumstances of which they are aware which arise whereby the integrity and reputation of any Product or of the Parties are threatened by the unlawful activity of any Third Party in relation to any Product, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of any Product by any Third Party as a means of extorting payment from the Parties or another Third Party.  In any such circumstances, the Parties shall, to a reasonable extent, cooperate fully to limit any damage to the Parties and/or to any Product.

(h)           Governmental Inspection.  Each Party shall advise the other of any governmental communication, inspection or report of which it is aware and which affects the Product or Law relating to the Product.  Any response to a regulatory notice relating to the Product or such Law shall be prepared jointly by the Parties, with the lead role taken by the Party to whom such notice is addressed (or, if addressed to both Parties, with the lead role taken by Osiris); provided, however, that each Party shall be entitled to take all such actions with respect to such notice as are required of it by Law.  Both Parties shall have the right to be present during any such inspection.

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(i)            Summary of Safety Information.  The JSC shall coordinate the preparation of the investigators brochure and summary of safety information.  During the preparation of the documents, if significant safety issues arise, the JSC shall discuss the safety issues reasonably promptly.

SECTION 3.03               Technical Support Regarding Adverse Events and Product Complaints.

(a)           Product Complaints.  Each Party shall notify the other Party of any complaint  received or which such Party becomes aware of regarding the Product if such complaint is reasonably likely to have any regulatory or legal impact.

(b)           Retention of Product Samples.  Osiris shall retain samples of each production lot of Product in accordance with applicable Law.

(c)           Quality Assurance Investigations.  Each Party shall take the actions in relation to AEs that the JSC determines shall be undertaken by such Party.

ARTICLE IV
MANUFACTURE AND SUPPLY

SECTION 4.01               Supply Forecasts.  Six months prior to the initial launch of a Product, BSC shall submit to Osiris a non-binding, 12-month rolling forecast representing the total quantity of Product BSC expects to order on a monthly basis beginning on the initial launch of the Product (“Product Forecast”).  Starting three months prior to planned launch, this Product Forecast will be updated monthly.  For example, if launch is expected on January 1, 2008, BSC, on July 1, 2007, will submit a Product Forecast covering the period January 1, 2008 through December 31,2008.  On October 1, 2007, BSC will submit the revised Product Forecast for the period January 1, 2008 through December 31, 2008.  On November 1, 2007, BSC will submit the 12-month forecast for the period February 1, 2008 through January 31, 2009 and so on.  Three months prior to a Purchase Order for any given month, BSC shall provide a final forecast for that month.  The Purchase Order for that month may be no more than one hundred twenty percent (120%) and no less than fifty percent (50%) of the final forecast for that month.  For example, using the dates above, on October 1, 2007, BSC would submit a final forecast for January of 2008.  If that final forecast is ten units, the December 1,2007 Purchase Order would be for, between five and twelve units as BSC would be obligated to purchase at least five units and Osiris would be obligated to deliver no more than twelve units.  On November 1, 2007, the final forecast for February 2008 would be submitted and so on.

SECTION 4.02               Orders.  Together with each monthly Product Forecast, beginning with the Product Forecast submitted the month prior to the planned Product launch date, BSC shall deliver to Osiris, in writing, a binding purchase order (“Purchase Order”) for Products.  This Purchase Order shall be for an amount of Product in accordance with the terms set forth in Section 4.01.  Each Purchase Order shall specify the Product ordered, the quantities of Product ordered, the applicable legal label text and packaging, and the requested time of delivery, manner of shipment, and any other necessary shipping details.

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SECTION 4.03               Final Product Specifications: Packaging and Labeling.  All Final Products delivered by Osiris hereunder shall be in full compliance with Product Specifications and shall be ready for end-user sale, including all packaging, labeling, and instructions-for-use as approved by BSC.  All Final Products shall be labeled (including bar coding/UPN numbers) in accordance with the procedures specified from time to time by BSC and BSC shall have final approval over all packaging and labeling for Final Products.

SECTION 4.04               Obligation to Supply.

(a)           Osiris shall make, have made, manufacture, sell and deliver Final Products to BSC in accordance with this Agreement and the related Purchase Orders on the date specified for delivery in the Purchase Order (which date shall not be earlier than 30 days after the date of the Purchase Order) or, if no such date is specified, within 30 days of receipt by Osiris of BSC’s Purchase Order.

(b)           If Osiris fails to supply at least 80% of BSC’s monthly Purchase Orders with respect to any Final Products for four (4) consecutive months, then Osiris shall, at no additional cost to BSC, transfer manufacturing to another Person with the capacity to meet BSC’s needs (“Third Party Manufacturer”), such Third Party Manufacturer to be selected by Osiris and approved by BSC, where approval by BSC may not be unreasonably delayed or withheld; provided, however, Osiris remains obligated under and liable to BSC under all provisions of this Agreement.  BSC shall continue to pay Transfer Prices to Osiris for Final Products manufactured by Third Party Manufacturer and delivered to BSC, regardless of whether such Third Party Manufacturer charges Osiris more or less than Transfer Prices for the Final Products.  Any agreement with such Third Party Manufacturer shall be between Osiris and such Third Party Manufacturer and BSC shall not be a party to any such agreement nor shall BSC be liable for any disputes between Osiris and the Third Party Manufacturer.  Osiris further agrees to indemnify, defend and hold BSC harmless from any and all suits, claims, actions, demands, liabilities, interest, awards, judgments, penalties, expenses, costs, damages or losses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by BSC with respect to any dispute with Third Party Manufacturer.  The provisions of Section 4.10 shall apply to any Third Party Manufacturer selected pursuant to this paragraph and in accordance therewith, BSC shall have the right, upon reasonable request, to conduct an inspection of such Third Party Manufacturer’s manufacturing site to ensure compliance with the provisions of Section 4.10.

(c)           In the event Osiris fails to supply at least 90% of BSC’s Purchase Orders for two (2) consecutive months, the prices paid by BSC for Final Products delivered hereunder determined in accordance with Section 4.05 hereof shall be reduced by 10% of such prices until such failure has been cured for at least two (2) consecutive months.  The amount of the price reduction provided under this paragraph shall be in the form of Product credit as opposed to an actual reduction of the Transfer Price to be paid to Osiris, whereby BSC may apply the credit to purchases of Final Products.

(d)           Upon BSC’s request, such request to occur no earlier than the filing of the first BLA, Osiris agrees to work with BSC to establish a facility for purposes of manufacturing

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Products (“Back-Up Facility”).  Such Back-Up Facility may be operated by BSC or another Person designated by BSC (“TPM”), Upon BSC’s request and at BSC’s expense, (i) Osiris shall provide copies of all Licensed Technology necessary to manufacture the Products to BSC (to the extent copies were not already provided to BSC pursuant to the License Agreement) or TPM, and (ii) Osiris shall provide reasonable assistance and training to assist BSC or TPM in coming online to manufacture the Products.  Any Products manufactured pursuant to this paragraph (d) may only be used for purposes of fulfilling Purchase Orders and Commercializing Products.  BSC may acquire Products for the purpose of fulfilling Purchase Orders and Commercializing Products under this paragraph (d) only if and when Osiris is unable to fulfill a Purchase Order.  In the event Osiris is unable to fulfill a Purchase Order, BSC may acquire Product for the purpose of fulfilling such Purchase Order and Commercialize such Product pursuant to this paragraph (d); provided, however, BSC shall pay Osiris Transfer Prices for each Product acquired and/or Commercialized by BSC under this paragraph (d) where such Product is in excess of the amount specified in such Purchase Order.

SECTION 4.05               Product Pricing and Purchases.  Osiris shall invoice BSC for Final Products delivered in accordance with this Agreement and the Purchase Orders therefor at the Transfer Prices set forth in Exhibit A attached hereto.  BSC shall pay the amount due and owing under the invoices within thirty (30) days after the date of Osiris’ invoice, provided that the invoice date is no earlier than the date shipment is received.  In the event of a dispute between the invoice amount and the amount paid by BSC, the Parties shall work together in good faith to resolve the dispute as soon as practicable.  BSC may, at its discretion, set off and deduct any post-commercialization amounts, including Transfer Prices, due to Osiris under any invoice hereunder against and from any amounts payable by Osiris to BSC under Section 2.3 of the Loan Agreement.

SECTION 4.06               Osiris Audit Rights.  BSC shall maintain accurate records and books of account sufficient to substantiate the calculation of the ASP for Final Products, including records of the quantities of Final Products sold.  Upon reasonable notice to BSC, Osiris shall have the right to conduct an audit, not more than once per calendar year, through an independent accounting firm reasonably acceptable to BSC, of the calculation of the ASP for Final Products, and to examine the records and books of account of BSC in connection therewith.  If such audit determines that payments are due to Osiris, BSC shall pay to Osiris any such additional amounts within thirty (30) days of the date on which such auditor’s written report is delivered to BSC and Osiris.  Osiris shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of Osiris is discovered, in which event BSC shall bear the full cost and expense/ of such audit.

SECTION 4.07               Shipping and Inventory.  Osiris shall ship Final Products ordered by BSC hereunder in accordance with the Purchase Orders therefor.  Osiris and BSC shall work together to develop (i) a shipping plan regarding the shipping of Products and (ii) an inventory plan regarding the level of Product inventory that BSC and Osiris should maintain, such plans to be developed prior to the filing of the first BLA.  With respect to shipping costs, the Parties agree that the shipping plan shall address the allocation of cost of shipping the Products; provided, however, the Parties agree that (i) in the event the customer is billed for shipping costs, BSC

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shall be responsible for such shipping costs and such shipping costs shall be excluded from the calculation of Transfer Price; and (ii) in the event that the customer is not billed for shipping costs, then BSC and Osiris shall both bear such shipping costs and the allocation of such costs between the Parties shall be the same as the ASP percentage allocations set forth in Exhibit A with respect to the calculation of Transfer Prices.  Risk of loss or damage shall pass to BSC only upon the arrival of the Final Products at BSC’s designated destination point.

SECTION 4.08               Acceptance.

(a)           Each shipment of Final Products from Osiris to BSC shall contain such quality control certificates reasonably requested by BSC certifying that the Final Products are in conformity with the Product Specifications.  Notwithstanding any prior inspection or payments, all Final Products will be subject to final inspection and acceptance at BSC’s designated destination point within thirty (30) days after delivery.  BSC shall notify Osiris within thirty (30) days after delivery of any apparent defective material or workmanship or non-conformity of any Final Product to the Product Specifications or Purchase Order.  If BSC fails to so notify Osiris within the period, BSC will be deemed to have accepted the Final Product; provided, however, the warranties set forth in Article VI shall survive such acceptance.

(b)           Without prejudice to any other right or remedy of BSC, in case any item is defective in material or workmanship, or otherwise not in conformity with the Product Specifications or Purchase Order at the time of delivery by or on behalf of Osiris to BSC’s designated destination point, BSC will have the right to reject it.  Any item that has been rejected must be replaced by and at the expense of Osiris promptly after notice.  BSC will not be required to pay for any rejected item, or its shipping costs or any other costs related thereto.  BSC will return all rejected Final Products to Osiris at Osiris’ expense.

SECTION 4.09               Compliance with Laws.  Osiris shall comply with all applicable Laws pertaining to the testing, manufacture, labeling or packaging of the Final Products, and in any other manner pertaining to performance by Osiris of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable, regulatory requirements.  BSC shall comply with all applicable Laws pertaining to the import, export, distribution, sales and marketing of the Final Products and Osiris shall cooperate with and provide BSC reasonable assistance with such compliance.

SECTION 4.10               Manufacturing Requirements.  All Final Products shall be manufactured at a facility reasonably acceptable to BSC in accordance with (i) relevant Laws, (ii) the Product Specifications, (iii) applicable regulations relating to Good Manufacturing Practices (“GMP”) and similar requirements required by the Act, (iv) batch records and (v) other pertinent rules and regulations of the FDA and any Regulatory Authorities in other applicable jurisdictions.  Upon the reasonable request of BSC, Osiris shall provide BSC with written evidence of compliance with the criteria set forth in the preceding sentence.  BSC shall, upon reasonable request, be entitled to conduct an Inspection of any such manufacture site.

SECTION 4.11               Regulatory Audit.  Osiris shall permit authorized representatives of any Regulatory Authority to inspect Osiris’ plant and production facilities related to or used in

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connection with the manufacture of the Final Products sold to BSC under this Agreement and will promptly notify BSC when Osiris receives notice of any such inspection.  Osiris shall advise BSC of the findings of any regulatory inspection and will take the necessary steps to promptly correct any compliance deficiencies found by the Regulatory Authority relating to the manufacture of Final Products sold to BSC pursuant to this Agreement.  Osiris further agrees to use best efforts to provide BSC such document or conduct such analyses as BSC may reasonably request in connection with any regulatory submission or audit concerning such products.

SECTION 4.12               Back-Up Facility.  In the event Final Products are manufactured at a Back-Up Facility pursuant to the terms of Section 4.04(d).

(a)           Upon the reasonable request of Osiris, BSC shall provide Osiris with written evidence of compliance with the criteria set forth in Section 4.10.  Osiris shall, upon reasonable request, be entitled to conduct an inspection of any such manufacture site.

(b)           BSC shall permit authorized representatives of any Regulatory Authority to inspect the Back-Up Facility and will promptly notify Osiris when BSC receives notice of any such inspection.  BSC shall advise Osiris of the findings of any regulatory inspection and will take the necessary steps to promptly correct any compliance deficiencies found by the Regulatory Authority relating to the manufacture of Final Products.  BSC further agrees to use best efforts to provide Osiris such document or conduct such analyses as Osiris may reasonably request in connection with any regulatory submission or audit concerning such products.

SECTION 4.13               Recalls.

(a)           If, in the judgment of Osiris or BSC, any product defect or any government action requires a recall of, or the issuance of an advisory letter regarding any Final Product, either Party may undertake such recall or issue such advisory letter after consultation with the other Party.  Each Party shall notify the other Party in a timely manner prior to making any recall or issuing any advisory letter.  The Parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement will not be a precondition to any action that either Party deems necessary to protect users of the Final Products or to comply with any applicable governmental orders or mandates.  The Parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter.  Notwithstanding anything in this Agreement to the contrary, BSC shall have the right to manage any recall of Final Products.

(b)           In the event of the issuance of an advisory letter, the costs of issuing such advisory letter shall be borne by the Party responsible for the defect causing the need to issue the advisory letter.

(c)           In the event of a recall of any Final Product, Osiris shall correct any deficiency relating to its manufacturing, packaging, testing, storing, handling or labeling of such Final Product.  If the reason for the recall is due to a defect that is the fault of Osiris, (i) Osiris shall, at BSC’s option, either, at its cost replace each unit of the product recalled (including units held in

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH A “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

inventory by BSC or its customers) with a corrected product within a reasonable period of time, or refund the purchase price therefor; and (ii) Osiris shall reimburse BSC for all reasonable costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by BSC as a result of such recall.  If the reason for the recall is due to a defect that is the fault of BSC or TPM, BSC shall reimburse Osiris for all reasonable costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by Osiris as a result of such recall.  Notwithstanding the foregoing, if the reason for the recall is due to a design defect, then the Parties will share equally the costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by both Parties as a result of such recall

SECTION 4.14               Exclusivity.  BSC shall not manufacture MSCs or purchase or otherwise acquire MSCs from any Person other than Osiris, except as expressly provided in this Agreement or Section 2.08(b) of the Development Agreement, without the prior written consent of Osiris.

ARTICLE V
INTELLECTUAL PROPERTY OWNERSHIP

SECTION 5.01               Pre-Existing Rights.  Each Party acknowledges that any and all Intellectual Property of the other Party is and shall continue to be owned by such other Party, subject only to the licenses granted under this Agreement, the License Agreement and the Development Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01               Mutual Representations.  Each Party hereby represents and warrants to the other Party as follows:

(a)           The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b)           This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

(c)           Such Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party, (ii) conflict with or violate any Law or governmental order applicable to such Party or its assets, properties or businesses, or (iii) conflict

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with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such Party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such Party’s shares of common stock or preferred stock or any of the Party’s assets or properties is bound or affected.

(d)           It is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

SECTION 6.02               Osiris Warranty.  Osiris hereby represents and warrants to BSC that at the time of delivery of Products by Osiris to BSC’s designated destination point, all Products supplied by Osiris hereunder shall (i) conform to the appropriate Product Specifications, (ii) comply with any terms and conditions set forth in the applicable Purchase Order, provided that such terms and conditions are not inconsistent with the terms and conditions of this Agreement and (iii) be free and clear of all liens and encumbrances.

SECTION 6.03               DISCLAIMER.  EXCEPT AS EXPLICITLY PROVIDED IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, AND THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES.

SECTION 6.04               Osiris Indemnity.  Osiris hereby agrees to indemnify and hold harmless each BSC Indemnitee from and against any and all Losses incurred by it, her or him arising from any Action made, brought or threatened against any of the BSC Indemnitees by a Third Party as a result of (a) any negligent or willful act or omission of Osiris in relation to its, her or his obligations under this Agreement or (b) the breach of any representation or warranty, covenant or agreement by Osiris contained in this Agreement.

SECTION 6.05               BSC Indemnity.  BSC agrees to indemnify, defend and hold harmless each Osiris Indemnitee from and against any and all Losses incurred by it, her or him arising from any Action made, brought or threatened against any of the Osiris Indemnitees by a Third Party as a result of (a) any negligent or willful act or omission of BSC in relation to its, her or his obligations under this Agreement, (b) the breach of any representation or warranty, covenant or agreement by BSC contained in this Agreement, or (c) a Product’s nonconformance to Product Specifications with respect to Products manufactured by BSC or TPM pursuant to Section 4.04(d).

SECTION 6.06               Shared Damages.  The Parties agree that Osiris shall bear fifty percent (50%) and BSC shall bear fifty percent (50%) of all Losses incurred by or arising from an Action made brought or threatened against any of the Osiris Indemnitees or any of the BSC Indemnitees by a Third Party as a result of any product liability claim related to a Product not otherwise covered by Section 6.04 or Section 6.05 (collectively “Shared Damages”).  Osiris agrees to indemnify and hold harmless each BSC Indemnitee from and against fifty percent (50%) of all

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Shared Damages.  BSC agrees to indemnify and hold harmless each Osiris Indemnitee from and against fifty percent (50%) of all Shared Damages.

SECTION 6.07               Special Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 6.08               Insurance.  Each Party shall maintain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of two million dollars ($2,000,000) per occurrence.

ARTICLE VII
CONFIDENTIALITY

SECTION 7.01               Confidentiality.  During the Term of this Agreement and for the period of three (3) years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.  The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents.  Upon termination of this Agreement, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

SECTION 7.02               Release from Restrictions.  The provisions of Section 7.01 shall not apply to any Confidential Information disclosed hereunder that:

(a)           is lawfully disclosed to the Receiving Party by an independent, unaffiliated third Party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(b)           becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c)           is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(d)           is legally required to be disclosed to the FDA; provided, however, the Receiving Party shall continue to treat such Confidential Information as confidential pursuant to Section 7.01 unless and until such Confidential Information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(e)           a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the

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Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 7.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 7.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

SECTION 7.03               Public Announcements and Publications.  Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE VIII
TERM AND TERMINATION

SECTION 8.01               Expiration.  The rights and obligation of the Parties under this Agreement for each Final Product shall remain in full force and effect until the expiration or termination (with no survival) of all licenses (whether exclusive or non-exclusive) granted to BSC under Article II of the License Agreement (the “Term”), unless terminated earlier in accordance with this Article VIII.

SECTION 8.02               Mutual Agreement.  This Agreement may be terminated at any time upon mutual written agreement of the Parties.

SECTION 8.03               Termination for Cause.  This Agreement may be terminated by either Party, if the other Party shall be in material breach of any provision contained in this Agreement and any such breach shall not have been remedied within forty-five (45) Business Days after receipt of written notice from any other Party specifying (i) such breach and (ii) intention to terminate if such breach is not cured within forty-five (45) Business Days.

SECTION 8.04               Insolvency of Other Party.  This Agreement may be terminated by a Party if the other Party should commence any case, proceeding or action (i) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or, there shall be commenced against the other Party any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of thirty (30) days.

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SECTION 8.05               Termination of Development Agreement.  This Agreement may be terminated by Osiris in the event of a termination of the Development Agreement, in accordance with the terms of the Development Agreement, because of a material breach by BSC of the Development Agreement prior to the first Approval by the FDA of a Product.

SECTION 8.06               Automatic Termination.  This Agreement shall automatically terminate upon the termination of the Development Agreement by BSC pursuant to Section 7.03 thereof (Termination of Agreement Prior to FDA Approval).

SECTION 8.07               Effect of Termination.

(a)           In the event of termination of this Agreement pursuant to Section 8.02, the effect of such termination will be as agreed to in writing by the Parties.

(b)           In the event of termination of this Agreement by Osiris pursuant to Section 8.04, Section 8.05 or Section 8.06, Article II shall survive termination.

(c)           In the event of termination of this Agreement by BSC pursuant to (a) Section 8.03 where (i) the applicable breach of this Agreement by Osiris was a breach of an obligation of Osiris other than an obligation set forth in Article IV, (ii) such applicable breach was not a breach of any representation or warranty of Osiris as set forth in Article VI and (iii) Osiris is able to manufacture and supply Products in accordance with the terms set forth in Articles IV and VI or (b) Section 8.04 and Osiris is able to manufacture and supply Products in accordance with the terms set forth in Articles IV and VI, then notwithstanding anything in this Agreement to the contrary, Article I, Article II, Article III, Article IV, Article VI and Article IX shall survive termination of this Agreement; provided, however, in the event Osiris is unable to manufacture and supply Products in accordance with the terms set forth in Articles IV and VI, BSC may terminate the entire Agreement pursuant to Section 8.03.

(d)           In the event of termination of this Agreement by Osiris pursuant to Section 8.03, Article I, Article II, Article III, Article IV, Article VI and Article IX shall survive termination of this Agreement; provided, further, in the event Osiris is unable to manufacture and supply Products in accordance with the terms set forth in Articles IV and VI, BSC may terminate the entire Agreement pursuant to Section 8.03.

(e)           Notwithstanding subsections (c) and (d) above, at the time that the License Agreement would have expired on a country by country basis pursuant to the terms of Section 7.01 therein (Expiration), those Sections and Articles referenced in subsection (c) or (d) above, as the case may be, which survived termination and which are not referenced in subsection (f) below shall be deemed to have expired in such country pursuant to Section 8.01 as of such time.

(f)            Survival.  In addition to any clause which by its express terms survives termination, the respective rights and obligations of the parties under the provisions of Articles V (Intellectual Property Ownership), VII (Confidentiality), VIII (Term and Termination), and Sections 6.04, 6.05, 6.06, 6.07, 9.01 and 9.09, and the rights to any amounts owed by one Party

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to the other prior to termination or expiration, shall also survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

(a)           if to Osiris:

Osiris Acquisition II, Inc.
2001 Aliceanna Street
Baltimore, Maryland  21231-3043
Attention: Chief Executive Officer
Facsimile No: (410) 522-6999

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with a copy to:

Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, D.C.  20037
Attention: Michael R. Klein, Esq.
Facsimile No: (202) 663-6000

(b)           if to BSC:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537
Telecopy: (508) 650 8956
Attention: Lawrence C. Best, Senior Vice President and CFO

with a copy to:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537
Telecopy:  (508) 650 8956
Attention: General Counsel

SECTION 9.02               Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

SECTION 9.03               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.04               Entire Agreement.  The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter thereof.

SECTION 9.05               Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign this Agreement without the prior written consent of the other Party; provided,

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however that a Party may assign to an Affiliate its rights and obligations under this Agreement without the approval of the other Party.  No assignment by either Party permitted hereunder shall relieve the applicable Party of its then-existing obligations under this Agreement.

SECTION 9.06               No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 9.07               Change of Control.  In the event of a Change of Control of Osiris or BSC, this Agreement and all rights and obligations of each Party shall survive such Change of Control unaffected.

SECTION 9.08               Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Osiris and BSC.

SECTION 9.09               Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.  The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the state of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

SECTION 9.10               Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11               No Waiver.  The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

SECTION 9.12               Independent Contractor.  In performing under this Agreement, each Party shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of the other Party.  Each Party shall at all times maintain complete control over its personnel and operations.  Neither Party shall have, or shall represent that it has any power, right or authority to bind the other Party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other Party.

SECTION 9.13               Statement of Intent With Respect to Bankruptcy.  The Parties intend that all rights and licenses granted under this Agreement with respect to Licensed Technology are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States

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Bankruptcy Code, 111 U.S.C. § 101, et seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  The Parties agree that Osiris, as a licensee of intellectual property, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

SECTION 9.14               Registration and Filing of this Agreement.  To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including, without limitation, the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities, the U.S. Department of Justice or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof and both Parties shall cooperate each at its own expense in such filing or notification and shall execute all documents reasonably required in connection therewith.  In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom on a timely basis.

SECTION 9.15               Force Majeure.  If any of the Parties is delayed or prevented in fulfilling its undertakings in accordance with this Agreement by unforeseeable circumstances beyond its control, and without the fault or negligence of such Party such as, but not limited to, acts of God, fire, flood, embargo or war, (a “Force Majeure”), the Party shall be exempted from liability for delays due to such reasons; provided, however, that it promptly notifies the other Party thereof after such a circumstance has occurred.  Upon such notification, the Parties shall agree upon a reasonable extension of the time for performance, not to exceed an extension equal to the period the Force Majeure condition continues to exist; provided, however the Party so affected shall take whatever reasonable steps are necessary to relieve the effect of such circumstance as rapidly as possible.  For purposes of this Agreement, the Parties agree that general shortages of transport, goods or energy and faults or delays in deliveries from subcontractors or suppliers shall not constitute a Force Majeure.

IN WITNESS WHEREOF, BSC and Osiris have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION			OSIRIS ACQUISITION II, INC.

By:	/s/ Larry Best		By:	/s/ William H. Pursley
	Name:	Larry Best		Name:	William H. Pursley
	Title:	Senior Vice President and Chief Financial Officer		Title:	President and Chief Executive Officer

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Exhibit A: Transfer Prices

Final Products.

With respect to the purchase of Final Products, BSC shall pay Osiris the following Transfer Prices based on percentages of the Average Selling Price (“ASP,” as further defined below) of the Final Product:

For the sale of Final Products in the intravenous infusion market: [*]% of ASP

For the sale of Final Products in the direct injection market, the amounts due to Osiris for purchase of Final Products shall be based on the [***********************] during the term of this Agreement:

[***************]: [****]% of ASP
[***************]: [****]% of ASP
[***************]: [****]% of ASP
[***************]: [****]% of ASP
[***************]: [****]% of ASP

Subsequent Products

With respect to the purchase of Subsequent Products, BSC and Osiris shall negotiate in good faith to determine the appropriate Transfer Price for Subsequent Products.  The Parties shall agree on Transfer Prices for each Subsequent Product prior to initiation of development of the Subsequent Product and the Parties shall take into account the following factors when negotiating the Transfer Price: (i) each Party’s contribution to the research and development of the Subsequent Product; (ii) the research and development costs to be incurred with respect to the Subsequent Product; and (iii) the royalties set forth in the License Agreement as a guideline for calculating Transfer Prices.

Calculation of ASP

The ASP for each Final Product shall be set initially by BSC and be reset each January 1st and July 1st to be equal to the Average Selling Price of such Final Product during the preceding six (6) months, where “Average Selling Price” shall mean the Net Sales, booked by BSC or its Affiliates, in accordance with generally accepted accounting principles as utilized by BSC in preparing its publicly reported financial statements, during the preceding six (6) months, divided by the number of units of the Final Product shipped during the preceding six (6) months.

Sales and expense data not in US Dollars shall be converted into US Dollars using the applicable exchange rate for converting such local currency rate to the US Dollar as follows:

(i)            When reporting on or invoicing monthly sales data, the monthly average exchange rate is used to convert local currencies into U.S. currency.  The monthly average exchange rates are calculated based on the daily rates, as published by Bloomberg.

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(ii)           When reporting on or invoicing quarterly sales data, the quarterly average exchange rate is used to convert local currencies into U.S. currency.  This quarterly average exchange rate is calculated based on the monthly average exchange rates.

(iii)          When reporting on or invoicing semi-annual sales data, the average of the quarterly average exchange rates is used to convert local currencies into U.S. currency.

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Exhibit B

MSCs are non-embryonic stem cells that are a predominantly homogeneous cell population, from any source, that can differentiate to more than one mesenchymal lineage and potentially to ectodermal, neural, or endothelial lineages.